KMPG LLP
Chartered Accountants
Box 10426 777 Dunsmuir Street
Vancouver BC V7Y 1K3
Canada


           CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS



The Board of Directors
Sideware Systems Inc.

We consent to the incorporation by reference in the registration statement on Form S-3 of Sideware Systems Inc. of our report dated January 26, 2001, except for note 10(b) and note 14 which are as of February 22, 2001, relating to the consolidated balance sheets of Sideware Systems Inc. as at December 31, 2000 and 1999, and the related consolidated statements of operations and comprehensive loss, stockholders' equity and cash flows for the years ended December 31, 2000 and 1999, eight months ended December 31, 1998, and the year ended April 30, 1998, which report appears in the amended
December 31, 2000 annual report on Form 10-K/A3 of Sideware Systems Inc. Our report dated January 26, 2001, except for note 10(b) and note 14 which are as of February 22, 2001, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has had negative cash flows from operating activities for each of the periods presented, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

"KPMG LLP"


Chartered Accountants

Vancouver, Canada
August 8, 2001